                                                                       Exhibit K

                                 IFX CORPORATION

                      SERIES D CONVERTIBLE PREFERRED STOCK

                               PURCHASE AGREEMENT

                          DATED AS OF FEBRUARY 19, 2002

                                    EXHIBITS

EXHIBIT A  SCHEDULE OF PURCHASERS.................................................  A-1

EXHIBIT B  FORM OF CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF
           SERIES D PREFERRED STOCK OF IFX CORPORATION............................  B-1

EXHIBIT C  SCHEDULE OF EXCEPTIONS.................................................  C-1

EXHIBIT D  FORM OF OPINION OF COMPANY COUNSEL.....................................  D-1

EXHIBIT E  FORM OF THIRD AMENDED AND RESTATED STOCKHOLDERS AGREEMENT..............  E-1

EXHIBIT F  FORM OF SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT......  F-1

EXHIBIT G  FORM OF TUTOPIA PUT AGREEMENT..........................................  G-1

EXHIBIT H  FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION......................  H-1

                                TABLE OF CONTENTS

                                                                                 PAGE
1.  Authorization of the Securities; Nature of Agreement.......................   1

(a) Series D Preferred Stock...................................................   1

(b) Nature of Agreement........................................................   1

2.  Sale and Purchase of Series D Preferred Stock..............................   2

3.  Purchase Price.............................................................   2

4.  Representations and Warranties of the Company..............................   2

(a) Organization and Good Standing.............................................   2

(b) Authorization..............................................................   3

(c) Capital Stock..............................................................   3

(d) Subsidiaries...............................................................   5

(e) Compliance With Material Instruments.......................................   5

(f) Good Title.................................................................   6

(g) Litigation.................................................................   6

(h) Tax Matters................................................................   6

(i) Registration Rights........................................................   6

(j) Offering...................................................................   7

(k) Insurance..................................................................   7

(l) Certain Transactions.......................................................   7

(m) Contracts..................................................................   7

(n) Governmental Consents......................................................  10

(o) Officers, Employees and Labor..............................................  10

(p) Compliance with Laws.......................................................  11

(q) Intellectual Property......................................................  11

(r) Environmental Matters......................................................  12

(s) Certain Practices..........................................................  12

(t) Brokers....................................................................  13

(u) No Undisclosed Liabilities.................................................  13

(v) Disclosure.................................................................  13

(w) SEC Filings................................................................  13

(x) Financial Statements.......................................................  14

(y) Availability and Transfer of Foreign Currency..............................  14

                                TABLE OF CONTENTS
                                   (continued)

                                                                              PAGE
(z) Absence of Changes.......................................................  14

(aa)Real Property Holding Company............................................  15

(bb)Investment Company Act...................................................  15

(cc)Subchapter S.............................................................  16

(dd)State Takeover Statutes..................................................  16

5.  Representations and Warranties of the Purchasers.........................  16

(a) Investment Intent........................................................  16

(b) Sophistication...........................................................  16

(c) Illiquidity..............................................................  16

(d) Accredited Investor......................................................  16

(e) Brokers..................................................................  16

(g) Requisite Power and Authority............................................  16

(h) No Conflict..............................................................  17

6.  Covenants................................................................  17

(a) Pre-Closing Actions......................................................  17

(b) Covenants Pending Closing................................................  17

(c) Stockholder Approval; Information Statement..............................  17

(d) No Solicitation..........................................................  18

(e) Books and Records........................................................  18

(f) Post-Closing Covenants...................................................  19

(g) Inspection Rights........................................................  20

(h) Listing Application......................................................  20

7.  Conditions to Obligations of the Purchasers..............................  20

(a) Representations and Warranties...........................................  20

(b) Performance..............................................................  20

(c) Absence of Litigation....................................................  20

(d) Opinion of Counsel to the Company and Subsidiaries.......................  21

(e) Consents.................................................................  21

(f) Assignment of Intellectual Property......................................  21

(g) Contemporaneous Transactions.............................................  21

(h) Closing Papers...........................................................  22

                                TABLE OF CONTENTS
                                   (continued)

                                                                              PAGE
(i) Absence of Material Adverse Effect........................................  22

(j) Proceedings...............................................................  22

(k) Legends...................................................................  23

8.  Conditions to the Obligations of the Company..............................  23

(a) Representations and Warranties............................................  23

(b) Performance...............................................................  23

9.  Survival..................................................................  23

10. Termination...............................................................  23

11. Effect of Termination.....................................................  24

12. Miscellaneous Provisions..................................................  24

(a) Acknowledgment............................................................  24

(b) Notices...................................................................  24

(c) Severability..............................................................  25

(d) Governing Law.............................................................  25

(e) Publicity.................................................................  25

(f) Captions and Section Headings.............................................  25

(g) Amendments and Waivers....................................................  26

(h) Successors and Assigns....................................................  26

(i) Expenses..................................................................  26

(j) Entire Agreement..........................................................  26

(k) Exhibits..................................................................  26

(l) Further Assurances........................................................  26

(m) Condition to Effectiveness................................................  26

(n) Counterparts..............................................................  26

(o) Attorneys' Fees...........................................................  27

(p) Disclosure Generally......................................................  27

13. Definitions...............................................................  27

(a) Definitions...............................................................  27

(b) Other Definitional Provisions.............................................  33

                                 IFX CORPORATION

                      SERIES D CONVERTIBLE PREFERRED STOCK
                               PURCHASE AGREEMENT

      This Purchase Agreement is made and entered into as of the 19th day of February, 2002, by and among IFX Corporation, a Delaware corporation (the "Company") and each Person listed on the Schedule of Purchasers attached as Exhibit A hereto (the "Schedule of Purchasers") who executes this Agreement as a Purchaser (such Persons are referred to in this Agreement, collectively, as the "Purchasers" and individually, as a "Purchaser") and Michael Shalom, individually ("Shalom"), Joel Eidelstein, individually ("Eidelstein"), and Lee
S. Casty ("Casty") only with respect to Section 12(q) hereof. Unless defined elsewhere herein, capitalized and other defined terms shall have the meanings specified in Section 13.

                                    RECITALS

      The Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company such number of shares of Series D Convertible Preferred Stock set forth in Section 2 hereof, all on the terms and conditions set forth herein.

      Simultaneously with the execution and delivery of this Agreement, the Requisite Stockholders have consented to certain of the transactions contemplated hereby.

                                    AGREEMENT

      In consideration of the premises and the mutual covenants, agreements, hereinafter set forth, the parties to this Agreement agree as follows:

      1. Authorization of the Securities; Nature of Agreement.

            (a) Series D Preferred Stock. The Company has authorized the issuance pursuant to the terms and conditions of this Agreement of shares of its Preferred Stock, $1.00 par value per share, to be designated as Series D Convertible Preferred Stock (the "Series D Preferred Stock"), as provided herein. The shares of Series D Preferred Stock have all of the rights, preferences, privileges and restrictions set forth in the Certificate of Designation, Number, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series D Convertible Preferred Stock of IFX Corporation (the "Series D Certificate"), a copy of which, in the form to be filed with the Secretary of State of the State of Delaware, is attached as Exhibit B hereto.

            (b) Nature of Agreement. This Agreement insofar as it relates to the acquisition of a particular number of shares of the Series D Preferred Stock by any Purchaser is a separate agreement between that Purchaser and the Company. But this Agreement insofar as it relates to the rights, duties and remedies of the Company and the Purchasers, from and after the Closing, shall be deemed to be one Agreement.

      2. Sale and Purchase of Series D Preferred Stock. (a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to sell to the Purchasers, and each of the Purchasers severally and not jointly agrees to purchase from the Company, the number of shares of Series D Preferred Stock indicated opposite such Purchaser's name on the Schedule of Purchasers (the "Shares"), for a purchase price set forth in Section 3. The sale and purchase of the Series D Preferred Stock shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, at 10:00 a.m., New York City time, at a closing (the "Closing") to occur as soon as practicable after satisfaction or waiver of the conditions to Closing set forth in Sections 7 and
8. At the Closing, the Company will deliver to each Purchaser the Series D Preferred Stock to be purchased by such Purchaser in the form of a single certificate (or such greater number of certificates representing such shares as such Purchaser may request), each dated the date of Closing and registered in such Purchaser's name (or in the name of such Purchaser's nominee(s)), against delivery by such Purchaser of the purchase price set forth in Section 3. If at the Closing, the Company shall fail to tender to any Purchaser the Series D Preferred Stock to be purchased by such Purchaser, or any of the conditions specified in Section 7 shall not have been fulfilled to the satisfaction of such Purchaser, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights such Purchaser may have by reason of such failure or such nonfulfillment.

      3. Purchase Price. At the Closing, each Purchaser shall pay a purchase price for the Shares to be purchased by it hereunder in an amount equal to the sum of (a) the cash consideration indicated opposite such Purchaser's name on the Schedule of Purchasers plus (b) the transfer and assignment to the Company of the shares of Series C Preferred Stock or Common Stock, as the case may be, owned by such Purchaser indicated opposite such Purchaser's name on the Schedule of Purchasers. The cash portion of the purchase price shall be payable by the payment to the Company or its order of immediately available funds and/or conversion of indebtedness (subject to the following sentence) in the aggregate amount of such cash portion of the purchase price. In the event that a portion of such cash consideration is paid by a Purchaser in the form of conversion of indebtedness, then (i) the principal amount of such converted indebtedness shall be applied toward the payment of such cash portion of the purchase price, and
(ii) any accrued interest on such converted indebtedness shall be applied to the purchase, at a purchase price equal to One Dollar and Twenty Cents ($1.20) per share of shares of Series D Preferred Stock, in addition to the number of Shares to be purchased by such Purchaser as set forth on the Schedule of Purchasers. In addition, at the Closing, each Purchaser shall surrender the certificate or certificates representing the shares of Series C Preferred Stock or Common Stock owned by such Purchaser indicated opposite such Purchaser's name, as the case may be, to be assigned to the Company as part of the purchase price for the Shares, which certificates shall be accompanied by appropriate stock powers.

      4. Representations and Warranties of the Company. Subject to the exceptions set forth in the Schedule of Exceptions attached as Exhibit C hereto (the "Schedule of Exceptions"), the Company represents and warrants to each of the Purchasers that:

            (a) Organization and Good Standing. The Company and each of its Subsidiaries is an entity duly organized and validly existing under and by virtue of the laws of its state or country of incorporation and is in good standing under such laws (to the extent the concept of good standing is recognized under the laws of such jurisdictions). The Company and each of its Subsidiaries is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where the failure to be so qualified, licensed or domesticated would have a Material Adverse Effect. The Company and each of its Subsidiaries has full power and authority (corporate and other) to own, lease and operate its properties and assets and to operate the Business as currently being operated.

                  (i) Except as set forth on the Schedule of Exceptions, the minute books of the Company and each of its Subsidiaries, as previously made available to the Purchasers, contain accurate records of all meetings of and resolutions of, or written consents by, its shareholders and its board of directors (or committees thereof) since the date of its incorporation.

            (b) Authorization. (i) The Company has all requisite right, power and authority (corporate or otherwise) to execute and deliver this Agreement and each of the other agreements and instruments referred to herein to be entered into by the Company at or prior to a Closing (including without limitation the Certificate) in connection with the consummation of the transactions contemplated by this Agreement (the "Other Agreements") and to perform its obligations and consummate all of the transactions contemplated hereunder and thereunder, including the issuance of the shares of Series D Preferred Stock to be acquired by each Purchaser at the Closing. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary on the part of the Company and each of its Subsidiaries to authorize the execution, delivery and performance of this Agreement and each of the Other Agreements.

                  (ii) This Agreement has been duly executed and delivered and constitutes, and each of the Other Agreements when executed and delivered by the Company, will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency or other similar laws affecting the enforceability of creditors' rights generally and court decisions with respect thereto, and the discretion of courts in granting equitable remedies.

                  (iii) The shares of the Series D Preferred Stock to be acquired by each Purchaser at the Closing have been duly authorized and, when delivered, will be duly and validly issued and outstanding, fully paid and nonassessable, and will be free of Encumbrances. The Common Stock of the Company issuable upon conversion of the Series D Preferred Stock (the "Conversion Shares") (i) has been duly authorized, (ii) has been reserved for issuance upon conversion of the Series D Preferred Stock, and (iii) when issued, will be duly and validly issued and outstanding, fully paid and nonassessable and will be free of Encumbrances.

            (c) Capital Stock. (i) On the date hereof, the authorized capital stock of the Company consists of (1) 60,000,000 shares of Common Stock, par value $.02 per share (the "Common Stock"), of which 12,776,495 shares of Common Stock are issued and outstanding, and (2) 20,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of which 2,030,869 shares of Preferred Stock have been designated Series A Preferred Stock, all of which shares of Series A Preferred Stock are issued and outstanding ("Series A Preferred Stock"), of which 4,418,262 shares of Preferred Stock have been designated

Class I Series B Preferred Stock, 3,994,127 of which shares of Class I Series B Preferred Stock are issued and outstanding, and of which 424,135 shares of Preferred Stock have been designated Class II Series B Preferred Stock, all of which shares of Class II Series B Preferred Stock are issued and outstanding (together with the Class I Series B Preferred Stock, "Series B Preferred Stock") and 3,876,241 shares of Series C Preferred Stock, all of which are issued and outstanding (the "Series C Preferred Stock"); and (B) immediately after the Closing, the authorized capital of the Company will consist of (1) 110,000,000 shares of Common Stock, of which 12,092,495 shares of Common Stock will be issued and outstanding, and (2) 40,000,000 shares of Preferred Stock, of which
(w) 2,030,869 shares of Preferred Stock will have been designated as Series A Preferred Stock, all of which shares will be issued and outstanding; (x) 4,842,397 shares of Preferred Stock will have been designated Series B Preferred Stock, 4,418,262 of which shares will be issued and outstanding; (y) 3,876,241 shares of Preferred Stock will have been designated as Series C Preferred Stock, of which 3,126,241 shares will be issued and outstanding, and (z) a number of shares of Preferred Stock will be designated Series D Preferred Stock which is equal to the sum of 6,383,666 plus the total number of additional shares, if any, purchased by the Purchaser, at the Closing by reason of accrued interest on converted indebtedness as provided in Section 2.

                  (ii) Except as set forth in the Schedule of Exceptions, the Company has not (A) issued or granted, (B) agreed to issue or grant, or (C) caused or permitted any of its Subsidiaries to issue or grant, any option, warrant, right or other Convertible Security which affords any Person the right to purchase or otherwise acquire any shares of the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock, or any other security of the Company or any of its Subsidiaries ("Capital Stock Agreements"). Neither the Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any shares of its securities.

                  (iii) All of the issued and outstanding securities of the Company and its Subsidiaries have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights (other than those preemptive rights set forth in the Schedule of Exceptions) and other Encumbrances, and were issued in compliance with all Applicable Laws, including those regulating the offer, sale or issuance of securities.

                  (iv) Except as set forth in the Schedule of Exceptions, no Person has any rights of first refusal or similar rights or any preemptive rights in connection with the issuance of the shares of Series D Preferred Stock or Conversion Shares, or with respect to any future offer, sale or issuance of securities by the Company, any of its Subsidiaries or any of its stockholders, other than as provided in this Agreement or after the Closing, the Registration Rights Agreement, the Stockholders Agreement, the Series A Certificate, the Series B Certificate, the Series C Certificates or the Series D Certificate.

                  (v) The Schedule of Exceptions sets forth a true and correct list of (1) to the knowledge of the Company, each of the Company's shareholders who owns, of record or beneficially, more than 5% of the Common Stock on a Fully Diluted Basis, indicating the number and class of shares owned by each shareholder, and such shareholder's percentage interest in the Company and percentage interest in the Common Stock on a Fully Diluted Basis, and (2) each of the holders of Convertible Securities, the number and type of Convertible Securities owned by such holder and to the knowledge of the Company, such holder's percentage interest in the Company and percentage interest in the Common Stock on a Fully Diluted Basis.

                  (vi) True and correct copies of all documents relating to the issuance and terms of all outstanding shares of capital stock and other equity securities of the Company and all Convertible Securities of the Company issued after November 10, 1998 have been provided to the Purchasers. Except as set forth in the Schedule of Exceptions, each option issued to purchase capital stock or other equity securities of the Company granted under the Stock Option Plan or otherwise was granted pursuant to an option agreement in substantially the form provided to the Purchasers.

            (d) Subsidiaries. (i) The name of each Subsidiary of the Company, the jurisdiction of its incorporation and the ownership of capital stock of its shareholders are listed in the Schedule of Exceptions. Except as set forth on the Schedule of Exceptions, all of the issued and outstanding shares of capital stock of each Subsidiary are 100% owned, beneficially and of record, by the Company (other than a single share (if any) of such Subsidiary held by a nominee of the Company in order to comply with Applicable Law), are validly issued, fully paid and nonassessable, and free from Encumbrances.

                  (ii) Except for the capital stock or other securities of the Subsidiaries listed on the Schedule of Exceptions, the Company does not own, directly or indirectly, beneficially or of record, or have any obligations to purchase or otherwise acquire, any capital stock or other securities of any Person. Except as set forth on the Schedule of Exceptions, none of the Subsidiaries owns, directly or indirectly, beneficially or of record, or has any obligation to acquire any capital stock or other securities of any Person.

            (e) Compliance With Material Instruments. Except as set forth on the Schedule of Exceptions, the Company and each Subsidiary is not in violation of
(i) any Applicable Law, (ii) any term of its Certificate of Incorporation or Bylaws (or equivalent documents in its jurisdiction of organization), or (iii) any Contract to which it is subject and which is material to the Business, including any Capital Stock Agreement (collectively, the "Material Instruments"). The execution and delivery by the Company of this Agreement and the Other Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, including the issuance of the Series D Preferred Stock, the issuance of the Conversion Shares and the taking of any other action contemplated by this Agreement or the Other Agreements, will not
(i) result in (A) any violation of any Applicable Law, or (B) any violation of any term of the Company's or any of its Subsidiaries' Certificate of Incorporation or Bylaws (or equivalent documents), or (C) any violation of or any conflict with or a default (with or without notice, lapse of time or both) under any of the Material Instruments, which violation, conflict or default might reasonably be expected to have a Material Adverse Affect on the ability of the Company or any of its Subsidiaries to satisfy its obligations under this Agreement, any of the Other Agreements or any of the Material Instruments, (ii) accelerate or constitute an event entitling the other party to any Material Instrument to accelerate the obligations of such Material Instrument, or to increase the rate of interest presently in effect or to entitle the other party to such Material Instrument to any other right resulting from a change-in-control or otherwise, or (iii) result in the creation of any Encumbrance upon any of the material properties or assets of the Company or any of its Subsidiaries. The performance by the Company or any of its Subsidiaries of its obligations and the enforcement of its rights under the Material Instruments will not have a Material Adverse Effect.

            (f) Good Title. Except as set forth on the Schedule of Exceptions, the Company and each of its Subsidiaries has good title to, a valid license to, or a valid leasehold interest in, the properties and assets used by it, in each case free and clear of all Encumbrances, except liens for current property taxes not yet due and payable and any immaterial workmen's, repairmen's, warehouseman's and carriers' liens arising in the ordinary course of business. The buildings, equipment and other tangible assets of the Company and each of its Subsidiaries are in all material respects in good operating condition and repair, free from any known defects and are usable in the ordinary course of the Business; and the Company and each of its Subsidiaries owns, or has a valid leasehold interest in or license to use, all assets necessary for the conduct of the Business as presently conducted.

            (g) Litigation. (i) Except as set forth on the Schedule of Exceptions, there are no actions, proceedings, investigations (civil, criminal, regulatory or otherwise), arbitrations, claims, demands or grievances ("Actions") pending against the Company or any Subsidiary (or, to the best knowledge of the Company, any basis therefor or threat thereof).

                  (ii) There are no judgments unsatisfied against the Company or any Subsidiary or consent decrees or injunctions to which the Company, any Subsidiary or any assets of the Business are subject.

            (h) Tax Matters. Except as set forth in the Schedule of Exceptions, the Company and each of its Subsidiaries (i) has timely filed (including extensions) all Tax returns that are required to have been filed by it with all appropriate Governmental Authorities (and all such Tax returns are true, complete and correct in all material respects), (ii) has timely paid all Taxes owed by it or withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee (including social security taxes), creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The assessment of any additional Taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor, and there are no material unresolved questions or claims concerning the Tax liability of the Company or any Subsidiary. There is no pending dispute with, or notice from, any taxing authority relating to any of the Tax returns which, if determined adversely to the Company or any Subsidiary, would result in the assertion by any taxing authority of any valid deficiency in a material amount for Taxes, and to the knowledge of the Company, there is no proposed liability for a deficiency in any Tax to be imposed upon the properties or assets of the Company, the Business or any Subsidiary. There are no federal, state, local or foreign Tax Encumbrances on any asset of the Company, the Business or any Subsidiary (other than Encumbrances for Taxes not yet due and payable).

            (i) Registration Rights. Except as set forth in the Schedule of Exceptions and the Registration Rights Agreement, the Company is not a party to any agreement or commitment which obligates the Company to register under the Securities Act of 1933, as amended (the "Securities Act"), or any other securities law of any jurisdiction, any of its presently outstanding securities or any of its securities which may hereafter be issued.

            (j) Offering. Subject to the accuracy of the Purchasers' representations in Section 5 of this Agreement, the offer, issuance and sale of the Series D Preferred Stock hereunder constitute, and will constitute, transactions exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act and analogous provisions of the Applicable Laws of all other jurisdictions, and the Company has obtained (or is exempt from the requirement to obtain) all qualifications, permits and other consents required by all Applicable Laws governing the offer, sale, issuance or conversion of securities.

            (k) Insurance. The Schedule of Exceptions contains a true, complete and correct list of all insurance policies covering the Business and the respective material assets of the Company and each Subsidiary. The Company and each Subsidiary maintains in full force and effect such insurance policies. Neither the Company nor any Subsidiary is in default with respect to any provision contained in any insurance policy. Neither the Company nor any Subsidiary has failed to give any notice under any insurance policy in due time.

            (l) Certain Transactions. Except as set forth in the Schedule of Exceptions, neither the Company nor any of its Subsidiaries is indebted, either directly or indirectly, to any of the officers, directors, advisory board members or stockholders of the Company or any Subsidiary, or to any Affiliates of the foregoing, in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses; except as set forth on the Schedule of Exceptions, none of said officers, directors, advisory board members, stockholders and their respective Affiliates are indebted to the Company or any Subsidiary or, to the knowledge of the Company, have any direct or indirect ownership interest in, or any contractual relationship with, any Affiliates of the Company or any Subsidiary or with any Person with which the Company or any Subsidiary has a business relationship, or any Person which, directly or indirectly, competes with the Company or any Subsidiary. Except as set forth in the Schedule of Exceptions, no such officer, director, advisory board member or stockholder, nor any of their respective Affiliates, is, directly or indirectly, a party to or otherwise an interested party with respect to any contract, agreement, arrangement or understanding with the Company or any Subsidiary other than agreements for the issuance of stock options to any such Person under the Stock Option Plan.

            (m) Contracts. (i) Except as expressly contemplated by this Agreement, or as set forth in the Schedule of Exceptions, the Company and each of its Subsidiaries is not, and as of each of the Closings the Company and each of its Subsidiaries will not be, a party to, or bound by, and none of their respective assets is or will be subject to, any written or oral agreement, contract, commitment, order, license, lease or other instrument and arrangement of the types described below (the "Contracts"):

                        (A) any pension, profit sharing, stock option, employee
            stock purchase or other plan providing for deferred, incentive or other compensation to employees, any other employee benefit plan, or any contract with any labor union;

                        (B) any contract for the employment or personal services
            of any officer, individual employee or other person or entity on a full-time, part-time, consulting, advisory or other basis providing annual compensation in excess of $125,000 or which, in any way, restricts or limits the right of the Company or any Subsidiary to terminate such contract at will;

                        (C) any loan agreement, indenture, letter of credit,
            security agreement, mortgage, pledge agreement, deed of trust, bond, note, or other agreement relating to the borrowing of money in excess of $125,000 or to the mortgaging, pledging, transferring of a security interest, or otherwise placing an Encumbrance on any material asset or material group of assets (whether tangible or intangible) of the Company or any Subsidiary;

                        (D) any guarantee of the payment or performance of any
            Person in excess of $125,000; any agreement to indemnify any Person or act as a surety for an amount in excess of $125,000; any other agreement to be contingently or secondarily liable for the obligations of any Person; or any "keep well" or similar credit support arrangements;

                        (E) any lease or agreement under which it is the lessee
            of or holds or operates any property, real or personal, owned by any other party requiring annual payments in excess of $125,000;

                        (F) any contract or agreement or group of related
            agreements with the same party or any group of affiliated parties which requires or may in the future require an aggregate payment by or to the Company or any Subsidiary in excess of $125,000;

                        (G) any contract or agreement prohibiting it from freely
            engaging in any business or competing anywhere in the world;

                        (H) any material licenses, licensing arrangements and
            other similar contracts providing in whole or in part for the use by a third party of, or limiting the use by the Company or any Subsidiary of, any Intellectual Property;

                        (I) any brokerage or finder's agreements relating to the
            transactions contemplated herein;

                        (J) any joint venture, partnership and similar contracts
            involving a sharing of profits or expenses (including joint development and joint marketing contracts);

                        (K) any asset purchase agreements, stock purchase
            agreements and other acquisition or divestiture agreements, including any agreements relating to the sale, lease or disposal of any assets of the Company or any of its Subsidiaries for consideration in excess of $50,000 or involving continuing indemnity or other obligations;

                        (L) any material sales agency, marketing or
            distributorship agreements;

                        (M) any contracts which contain "take or pay"
            provisions;

                        (N) any contracts, agreements or arrangements regarding
            pre-emptive rights, rights of first refusal, put or call rights or obligations, anti-dilution rights or other restrictions on or with respect to the issuance, sale or redemption of the capital stock of the Company or any of its Subsidiaries;

                        (O) any contracts, agreements or arrangements regarding
            the rights, obligations, restrictions on or with respect to the voting of any of the capital stock of the Company or any of its Subsidiaries or the registration of such stock for offering to the public pursuant to the Securities Act; and/or

                        (P) any other contract, agreement or commitment not the
            subject matter of clauses (A) through (P) above which is or could be reasonably expected to be material to the Company, any Subsidiary or the Business.

                  (ii) The Company and each of its Subsidiaries has performed all obligations required to be performed by it to date and is not in material default under, or in material breach of, or in receipt of any claim of material default under or material breach of, any agreement to which it is a party or to which any of its assets is subject; the Company has no present expectation or intention of not fully performing, or of permitting any of its Subsidiaries not to perform fully, all such obligations; and the Company does not have any knowledge of any material breach or anticipated material breach by the other parties to any contract or commitment to which it or any of its Subsidiaries is a party or to which any of its or their assets is subject.

                  (iii) To the knowledge of the Company, none of the officers of the Company or any Subsidiary is a party to any oral or written contract which prohibits, restricts or limits his or her performance of his or her duties or the fulfillment of his or her obligations as an employee and an officer of the Company or any Subsidiary.

                  (iv) Each Contract is a legal, valid, binding and enforceable obligation of the Company or a Subsidiary, and to the knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, or other similar laws affecting the enforceability of creditors' rights generally and court decisions with respect thereto, and the discretion of courts in granting equitable remedies. Except as set forth in the Schedule of Exceptions, no Consent of any Person is required under any Contract as a result of or in connection with the execution and delivery by the Company or any of its Subsidiaries or the performance by the Company or any of its Subsidiaries of its obligations hereunder or under any of the Other Agreements or the consummation by the Company or any of its Subsidiaries of the transactions contemplated hereby or thereby.

            (n) Governmental Consents. No Governmental Approvals or Consents are required to be obtained under Applicable Law or the Certificate of Incorporation and By-Laws of the Company in connection with (i) the execution, delivery or performance by the Company of this Agreement or any of the Other Agreements or the consummation of any transaction contemplated hereby or thereby, and (ii) the carrying on of the Business as it is presently carried on and is contemplated to be carried on, except as have been obtained or accomplished and except for immaterial Governmental Approvals or Consents, except as set forth on the Schedule of Exceptions. All such Governmental Approvals and Consents have been duly obtained or accomplished and are in full force and effect and the Company and its Subsidiaries are in compliance in all material respects with each such Governmental Approval and Consent.

            (o) Officers, Employees and Labor. (i) Except as set forth in the Schedule of Exceptions, the Company and each of its Subsidiaries has complied in all material respects with all Applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. The Company does not have any material labor relations problems. All the employment agreements entered into between the Company or any Subsidiary, on the one hand, and their respective employees, on the other hand, are in full force and effect.

                  (ii) The Schedule of Exceptions contains a list of all officers of the Company and each of its Subsidiaries and all other current employees and consultants whose current annual salary or rate of compensation (including bonuses, commissions and inventive compensation) is $125,000 or more, together with their current job titles or relationship to the Company or its Subsidiaries. None of the Persons referred to above, nor any other employee or consultant of the Company and its Subsidiaries, has notified the Company or such Subsidiary that such Person will cancel or otherwise terminate such Person's relationship with the Company or such Subsidiary, or is being terminated by the Company or such Subsidiary.

                  (iii) To the Company's knowledge, none of the officers or employees of the Company or any of its Subsidiaries is in breach of any covenant or agreement with any previous employer or other Person with regard to (A) restrictions on competition with the business of such previous employer or other Person, (B) solicitation of the employees of such previous employer or other Persons, or (C) non-disclosure of the confidential or proprietary information of such previous employer or other Person.

                  (iv) Except as set forth on the Schedule of Exceptions, the Company and its Subsidiaries do not have any Benefit Plans. The Company has delivered to the Purchasers true, correct and complete copies of all documents, summary plan descriptions, insurance contracts, third party administration contracts and all other documentation created to embody all Benefit Plans, plus descriptions of any Benefit Plans that have not been reduced to writing.

                  (v) Except as set forth on the Schedule of Exceptions and for required contributions or benefit accruals for the current plan year, no material liability has been or is expected to be incurred by the Company under or pursuant to any Applicable Law relating to Benefit Plans and, to the best knowledge of the Company, no event, transaction or condition has occurred or exists that could result in any such liability to the Company or any of its Subsidiaries or, following the Closing, the Company, its Subsidiaries, the Purchasers or any such Benefit Plan.

                  (vi) Except as set forth on the Schedule of Exceptions, each of the Benefit Plans listed in the Schedule of Exceptions is and has at all times been in compliance in all material respects with all applicable provisions of Applicable Laws.

                  (vii) Except as specifically set forth in the Schedule of Exceptions, the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any currently planned additional or subsequent event) constitute an event under any Benefit Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in material benefits with respect to any employee, former employee, consultant, agent or director of the Company or any Subsidiary.

                  (viii) With respect to all Benefit Plans which are funded, or are required by Applicable Law to be funded, the present value of all accrued benefits (vested and non-vested) of each such Benefit Plan as of the date of Closing, will not exceed the fair market value of the assets of each such Benefit Plan as of the date of Closing.

            (p) Compliance with Laws. Except as set forth on the Schedule of Exceptions, the Company and each of its Subsidiaries is not, in any material respects, in violation of any Applicable Laws and has not received notice of any such violation.

            (q) Intellectual Property. Except as set forth in the Schedule of Exceptions, the Company owns free and clear of all Encumbrances, or possesses and is validly licensed under, all Intellectual Property material to the operation of the Business, as conducted in the past, as presently conducted and as contemplated to be conducted. Any such licenses are in full force and effect. No past, current, or planned activity, service or product of the Company or any Subsidiary infringes or conflicts with the Intellectual Property of any third party. The Company and its Subsidiaries have taken appropriate steps and measures to establish and preserve ownership of or right to use all Intellectual Property material to the operation of the Business. The Company owns all rights in and to any and all Intellectual Property used or planned to be used by the Company or any Subsidiary, or covering or embodied in any past, current or planned activity, service or product of the Company or any Subsidiary, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, by the Company or any Subsidiary. To the Company's knowledge, no former or current employee, and no former or current consultant, of the Company or any Subsidiary has any rights in any Intellectual Property made, developed, conceived, created or written by the aforesaid employee or consultant during the period of his retention by the Company or the Subsidiary which can be asserted against the Company or any Subsidiary. The Company owns, or has full and unrestricted rights to use, any and all domain names containing the word "Unete" (including the word "Unete" in combination with any non-military extension, including Unete.com, Unete.net and Unete.org). The domain name Unete.com does not and will not receive an amount of Internet traffic intended for any website or webpage of the Company that would have a Material Adverse Effect. Except as set forth on the Schedule of Exceptions, neither the Company nor any Subsidiary has knowledge of any Intellectual Property owned by the Company or any Subsidiary and material to the operation of the Business which is the subject of any Encumbrance or other agreement granting rights therein to any third party. Except as set forth on the Schedule of Exceptions, neither the Company nor any Subsidiary is obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of the Business, or otherwise. The Company and each of its Subsidiaries has taken reasonable steps to protect, maintain and safeguard the Intellectual Property material to the Business, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has executed and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings and registrations in connection with the foregoing. Neither the Company nor any Subsidiary has knowledge of any infringement by any third party of any Intellectual Property of the Company or any Subsidiary. There has been no judgment, decree, injunction, rule, or order rendered by any Governmental Authority, and no claim made against the Company or any Subsidiary, asserting the invalidity, abuse, misuse or unenforceability of any Intellectual Property material to the operation of the Business, or that would limit, cancel, or question the validity of, or the rights of the Company or any Subsidiary in, any Intellectual Property material to the operation of the Business.

            (r) Environmental Matters. (i) The Company has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Authority, relating to any Environmental Law involving the Company or any of its Subsidiaries.

                  (ii) Neither the Company, nor to the knowledge of the Company, any third party has released any Materials of Environmental Concern into the environment at any parcel of real property or any facility formerly or currently owned, leased, operated or controlled by the Company. The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, leased, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, leased, operated or controlled by the Company.

                  (iii) Set forth in the Schedule of Exceptions is a list of all environmental reports, investigations and audits of which the Company is aware (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Authority or other third party) issued or conducted during the five years preceding the date hereof relating to premises currently or previously owned, leased or operated by the Company or any of its Subsidiaries. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Purchasers.

            (s) Certain Practices. Neither the Company nor any Subsidiary (nor any constituent corporation of any merger of which the Company or any Subsidiary is a surviving corporation, or other Person of which the Company or any Subsidiary is the surviving corporation) nor any of their respective officers, employees, directors, representatives or agents has, since the inception of the Business by the Company or any of its Subsidiaries (or their predecessors): (i) taken any action in furtherance of any boycott not sanctioned by the United States; (ii) entered into any contract or agreement to conduct any transaction with any Governmental Authority, agent, representative or resident of, or any Person based or resident in, any of the following countries: Angola (UNITA); Burma (Myanmar); Cuba; Iran; Iraq; Libya; North Korea; Sudan; Syria; and the Federal Republic of Yugoslavia (Serbia and Montenegro); or (iii) knowingly offered, promised, authorized or made, directly or indirectly, (A) any unlawful payments under Applicable Laws, or (B) any payments or other inducements (whether or not unlawful), to any government official, including any official of an entity owned or controlled by a government, political party or official thereof or any candidate for political office, with the intent or purpose of: (1) influencing any act or decision of such official in his official capacity; (2) inducing such official to do or omit to do any act in violation of the lawful duty of such official; (3) receiving an improper advantage; or (4) inducing such official to use his influence with a Governmental Authority to affect or influence any act or decision of such Governmental Authority; in order to assist the Company or any Subsidiary in obtaining or retaining business for or with, or directing business to, any person.

            (t) Brokers. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Company or any of its Affiliates in connection with the offering of the Series D Preferred Stock or the negotiation or consummation of this Agreement or the Other Agreements or any of the transactions contemplated hereby or thereby. All such negotiations or the consummation of this Agreement or the Other Agreements or any of the transactions contemplated hereby or thereby will not give rise to any valid claim against the Company, any Subsidiary or any of the Purchasers for any brokerage or finder's commission, fee or similar compensation.

            (u) No Undisclosed Liabilities. Except as set forth on the Schedule of Exceptions or in the SEC Reports, neither the Company nor any Subsidiary has any liabilities, obligations, claims, commitments or debts of any nature, whether known or unknown, whether due or becoming due, or asserted or unasserted (whether fixed, accrued, absolute, contingent, secured or otherwise). The Schedule of Exceptions sets forth a true and complete schedule of accrued liabilities and future payments due with respect to any acquisitions by the Company or any Subsidiary of any equity securities or assets of any Person.

            (v) Disclosure. This Agreement (including the Schedules and Exhibits hereto) does not contain any untrue statement of any material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the Company's knowledge, there are no facts that, individually or in the aggregate, would have a Material Adverse Effect that have not been set forth in this Agreement (including the Schedule of Exceptions).

            (w) SEC Filings. Since January 1, 1997, the Company has timely filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Federal securities laws and the rules and regulations of the SEC thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. The above referenced forms, reports and documents of the Company are sometimes collectively referred to herein as the "SEC Reports." A true and complete list of the SEC Reports is set forth in the Schedule of Exceptions. All documents required to be filed as exhibits to the SEC Reports have been timely filed. None of the SEC Reports, including without limitation any financial statements or schedules included therein, at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (x) Financial Statements. The consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows (including the related notes thereto) of the Company and its Subsidiaries included in the SEC Reports complied as to form in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a basis consistent with prior periods except as otherwise noted therein, present fairly the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, and reflect all adjustments necessary for the fair presentation of results for the periods presented except as set forth on the Schedule of Exceptions.

            (y) Availability and Transfer of Foreign Currency. All requisite foreign exchange control approvals and other authorizations, if any, by any Governmental Authority have been validly obtained and are in full force and effect to assure: (a) the ability of the Company and its Subsidiaries to make any and all payments necessary to (i) each Purchaser for dividend payments on the Common Stock and the Series D Preferred Stock, or (ii) any other party in order to conduct the Business; (b) the ability of the Company's Subsidiaries to make any and all payments of dividends and other distributions to the Company and any and all other intercompany payments to or from the Company; and (c) the availability of dollars to enable each Purchaser to convert its investment to dollars, if necessary, if such Purchaser liquidates its investment in the Series D Preferred Stock or the Common Stock.

            (z) Absence of Changes. Except as set forth in the Schedule of Exceptions, since June 30, 2001, neither the Company nor any Subsidiary has:

                  (i) suffered any Material Adverse Effect;

                  (ii) incurred, assumed, guaranteed or discharged any debt, claim, commitment, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due (including any indebtedness for borrowed money), in excess of $100,000, individually or in the aggregate;

                  (iii) mortgaged, pledged or subjected to any other Encumbrance, any material piece of property, business or assets, tangible or intangible;

                  (iv) sold, transferred, leased to others or otherwise disposed of any of the assets of the Business, in excess of $100,000, individually or in the aggregate, or canceled or compromised any debt, claim, commitment, liability or obligation, or waived or released any right of substantial value, involving an amount in excess of $100,000, individually or in the aggregate;

                  (v) received any written notice of termination of any Contract with required payments thereunder in excess of $100,000;

                  (vi) suffered any damage, destruction or loss (whether or not covered by insurance) to property, in excess of $100,000, individually or in the aggregate;

                  (vii) transferred or granted any rights under, or entered into any settlement regarding the breach, misappropriation, infringement or violation of, any Intellectual Property, or modified any existing rights with respect thereto in a manner involving payments by or to the Business in excess of $100,000, individually or $100,000 in the aggregate;

                  (viii) with respect to amounts in excess of $25,000 per year, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or made any enforceable oral promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee, distributor or agent;

                  (ix) made any change in its accounting, auditing or tax methods, practices or principles;

                  (x) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material and adverse change in its relations with its employees, distributors, agents, customers or suppliers;

                  (xi) entered into any Contract, involving an amount per year in excess of $100,000, individually or in the aggregate, or paid or agreed to pay any brokerage or finder's fee, or incurred any severance pay obligations by reason of, this Agreement or any of the transactions contemplated hereby;

                  (xii) made any grant of credit to any customer or distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past; or

                  (xiii) taken any action or omitted to take any action that has resulted or could reasonably be expected to result in the occurrence of any of the foregoing.

            (aa) Real Property Holding Company. The Company is not a real property holding company within the meaning of Section 897(c)(2) of the United States Internal Revenue Code of 1986, as amended.

            (bb) Investment Company Act. The Company is not, nor is it directly or indirectly controlled by or acting on behalf of, any Person that is an "investment company" within the meaning of the United States Investment Company Act of 1940, as amended.

            (cc) Subchapter S. The Company has not elected to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the United States Internal Revenue Code of 1986, as amended.

            (dd) State Takeover Statutes. The Board of Directors of the Company has approved this Agreement, the Other Agreements and the transactions contemplated hereby and thereby and the provisions of any "fair price," "moratorium," "control share," "interested stockholders," "affiliated transaction" or other anti-takeover statute or regulation, and any antitakeover or other restrictive provisions of the Company's Certificate of Incorporation are not applicable to the transactions contemplated by this Agreement or the Other Agreements.

      5. Representations and Warranties of the Purchasers. Each Purchaser severally (and not jointly) represents and warrants to the Company that:

            (a) Investment Intent. The shares of Series D Preferred Stock to be acquired by and issued to the Purchaser pursuant to this Agreement are being acquired by the Purchaser solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them.

            (b) Sophistication. Such Purchaser is able to bear the economic risk of an investment in shares of the Series D Preferred Stock to be acquired by it pursuant to this Agreement and can afford to sustain a total loss of such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of its respective shares of Series D Preferred Stock.

            (c) Illiquidity. Such Purchaser understands that there is no public market for the shares of Series D Preferred Stock to be acquired by it and that there may never be a public market for such stock, and that even if a market develops for such stock such Purchaser may have to bear the risk of its investment in such stock for a substantial period of time.

            (d) Accredited Investor. Such Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act. In addition (but without limiting the effect of the Company's representations and warranties contained herein), such Purchaser has received such information as it considers necessary or appropriate for deciding whether to acquire its respective shares of Series D Preferred Stock.

            (e) Brokers. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of such Purchaser in connection with the transactions contemplated by this Agreement or the Other Agreements.

            (f) Investment Company Act. No Purchaser is an "investment company" within the meaning of the United States Investment Company Act of 1940, as amended.

            (g) Requisite Power and Authority. Each Purchaser has all necessary power and authority to execute and deliver this Agreement and the Other Agreements to which it is a party and to carry out their provisions. This Agreement has been duly executed and delivered by each Purchaser, and each of the Other Agreements when executed and delivered by each Purchaser who is a party thereto, will constitute the legal, valid and binding obligations of such Purchaser, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, or other similar laws affecting the enforceability of creditors' rights generally and court decisions with respect thereto, and the discretion of courts in granting equitable remedies.

            (h) No Conflict. The execution and delivery by each Purchaser of this Agreement and the consummation of the transactions contemplated hereby by each Purchaser will not result in any violation of or default under, any provision of the organizational documents of such Purchaser, any contract to which such Purchaser is a party or any applicable law, rule or regulation, which violation or default could reasonably be expected to (i) affect the validity of this Agreement or any agreement entered into pursuant hereto, (ii) affect in any material respect any action taken or to be taken by such Purchaser pursuant to this Agreement or any agreement entered into pursuant hereto or (iii) have a material adverse effect on the properties, assets, business or operations of such Purchaser.

      6. Covenants.

            (a) Pre-Closing Actions. As promptly as practicable, each of the parties to this Agreement will (i) use commercially reasonable efforts to take all actions required of such party to do all other things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby by the date of the Closing, (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such party pursuant to Applicable Law in connection with this Agreement, the issuance of the shares of Series D Preferred Stock pursuant hereto and the consummation of the other transactions contemplated hereby and by the Other Agreements; (iii) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any contract) necessary to be obtained by such party in order to consummate the transactions contemplated pursuant to this Agreement and the Other Agreements; and (iv) coordinate and cooperate with the other parties in exchanging such information and supplying such assistance as may be reasonably requested by the other parties in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to this Agreement and by the Other Agreements.

            (b) Covenants Pending Closing. Pending the Closing, neither the Company nor any Subsidiary will, without the Purchasers' prior written consent, take any action which would result in any of the representations or warranties made by the Company in this Agreement not being true in any material respect at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming incapable of performance. The Company will promptly notify the Purchasers of any action or event of which it becomes aware which has the effect of making incorrect any of such representations or warranties in any material respect or which has the effect of rendering any of such covenants incapable of performance. The giving of such notice shall not relieve the Company of any liability or the failure of any condition to the obligations of the Purchasers hereunder.

            (c) Stockholder Approval; Information Statement.

                  (i) As promptly as possible after the execution and delivery of this Agreement, the Company shall prepare and file with the SEC, and use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable an information statement meeting the requirements of Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended (the "Information Statement") shall otherwise comply with Applicable Law in connection with obtaining the approval of the Company's stockholders in connection with the transactions contemplated hereby. The Company will provide the Purchasers with a copy of the preliminary Information Statement and all modifications thereto prior to filing or delivery to the SEC and will consult with the Purchasers in connection therewith. The Company will notify the Purchasers promptly of any receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and will supply the Purchasers with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement. If at any time after the mailing of the Information Statement to the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Information Statement, or any amendment or supplement thereto, to which the Purchasers reasonably object. Except with respect to information provided in writing by UBS, LSC or ITI, the Company covenants that the Information Statement, including any amendment or supplement thereto shall not contain any untrue statement of a material fact or omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

                  (ii) UBS, LSC and ITI, separately and not jointly, covenant that any information regarding themselves furnished by each of them in writing to the Company, specifically for inclusion in the Information Statement (including any amendment or supplement thereto) will not contain any untrue statement of a material fact or omission of a material fact required to be stated in the Proxy Statement or any amendment or supplement thereto necessary to make the statements therein not misleading.

            (d) No Solicitation. Except as otherwise expressly authorized in this Agreement, from the date hereof to the Closing, the Company and its Subsidiaries shall (and shall cause their respective employees, directors, agent and Affiliates to) immediately suspend any existing negotiations or discussions relating to any sale or other transfer of actual or beneficial ownership of the Company, any shares of capital stock of the Company or any Subsidiary, the business or any of the Company's or any Subsidiary's assets (other than in the ordinary course of business) (collectively, a "Transaction"), and the Company and its Subsidiaries shall not, and shall cause their respective employees, directors, agents and Affiliates to not, (a) solicit any proposals or offers relating to a Transaction, or (b) negotiate or discuss with any third party concerning any proposal or offer for a Transaction.

            (e) Books and Records. The Company shall, and shall cause each Subsidiary to, maintain books and records accurately disclosing all payments made.

            (f) Post-Closing Covenants. Until the consummation of a Qualified Public Offering, the Company will deliver to each holder of at least 833,333 shares of Common Stock on an as-converted basis:

                  (i) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related audited statements of consolidated income, stockholders' equity and changes in financial position of the Company and its Subsidiaries for such fiscal year, setting forth in each case (after the first full fiscal year of the Company) in comparative form the figures for the previous year which shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and reported on without any qualification as to the scope of the audit by independent certified public accountants of nationally recognized standing;

                  (ii) as soon as available but in any event within thirty (30) days after the end of each calendar month of the Company such monthly reports as are presented to management of the Company or any of its Subsidiaries.

                  (iii) No later than thirty (30) days prior to the start of each fiscal year, an annual business plan setting forth the anticipated strategic business activities and goals of the Company and its Subsidiaries, including an expected annual budget and operating plan (containing projections of operating results) for the Company and its Subsidiaries.

                  (iv) As soon as available, but in any event within forty-five
(45) days after the end of each semi-annual fiscal period of the Company, an update to the monthly projections contained in the annual budget, operating plan and business plan furnished by the Company to the Purchasers pursuant to subsection (iii) above;

                  (v) promptly upon receipt thereof, copies of all final reports submitted to the Company or any of its Subsidiaries by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company or of any of its Subsidiaries made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

                  (vi) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to all of its security holders in their capacity as such or by any Subsidiary of the Company to its security holders, other than the Company, and of all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of its Subsidiaries with any securities exchange or with the SEC or any Governmental Authority succeeding to any of its functions;

                  (vii) as soon as available, but in any event within thirty
(30) days after the end of each month and within ten (10) days prior to each regularly scheduled meeting of the Board of Directors of the Company, a narrative report prepared by the President of the Company detailing the activities, business developments, operating results and marketing efforts of the

Company and its Subsidiaries since the date of the previous such report delivered by the Company pursuant to this subsection (vii); and

                  (viii) such other information reasonably requested by such Purchaser.

            (g) Inspection Rights. Until the consummation of a Qualified Public Offering, each holder of at least 833,333 shares of common stock on an as-converted basis shall have the right, upon reasonable notice, to visit and inspect any of the properties of the Company or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with its directors, officers and employees, all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated to provide access to any information which it reasonably considers to be a trade secret or similar confidential information unless the recipient of such information executes a nondisclosure agreement in a form reasonably acceptable to the Company.

            (h) Listing Application. As soon as possible as of the date hereof the Company shall file with Nasdaq a listing application with respect to the Conversion Shares and use its reasonable best efforts to cause such application to become effective.

      7. Conditions to Obligations of the Purchasers. The obligation of each of the Purchasers to purchase and pay for the Series D Preferred Stock which it has agreed to purchase at the Closing and the other obligations of each of the Purchasers under this Agreement are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in writing in whole or in part by such Purchaser:

            (a) Representations and Warranties. On the date of the Closing each of the representations and warranties of the Company set forth in this Agreement that is qualified as to materiality and each of the representations and warranties set forth in Section 4(c) shall be true and correct in all respects and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the date of the Closing with the same effect as though such representations and warranties had been made at and as of the date of the Closing.

            (b) Performance. The Company and each of its Subsidiaries shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing.

            (c) Absence of Litigation. (i) The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; (ii) no court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby and no Action with respect to the application of any such Applicable Law to such effect shall be pending or threatened; and (iii) no Action shall be pending or shall have been threatened which seeks to impose liability upon any of the Purchasers by reason of the consummation of the transactions contemplated by this Agreement.

            (d) Opinion of Counsel to the Company and Subsidiaries. The Purchasers shall each have received the written opinion of counsel for the Company, in form and substance satisfactory to the Purchasers dated and delivered as of the date of the Closing, substantially identical in form and substance to Exhibit D hereto.

            (e) Consents. The Company shall have obtained any and all Consents and Governmental Approvals set forth in the Schedule of Exceptions, and shall have made any and all filings and declarations necessary or appropriate (A) for the consummation of the transactions contemplated by this Agreement and the Other Agreements, (B) pursuant to Applicable Law, and (C) pursuant to Contracts applicable to the Company in connection with the transactions contemplated by this Agreement and the Other Agreements.

            (f) Assignment of Intellectual Property. All the Intellectual Property set forth in the Schedule of Exceptions shall have been assigned or licensed, as applicable, to the Company pursuant to instruments in form and substance satisfactory to the Purchasers, and the written Consent of any third party necessary for any such assignment or license shall have been obtained.

            (g) Contemporaneous Transactions. Prior to or contemporaneously with the Closing:

                  (i) Each of the Stockholders Agreement, Registration Rights Agreement, and the Tutopia Put Agreement shall have been executed and delivered by each party named on the signature pages thereof.

                  (ii) (A) The Company shall have issued to each Purchaser, and each of the Purchasers shall have acquired, the shares of Series D Preferred Stock to be acquired at the Closing by such Purchaser under this Agreement, and
(B) the Company shall have delivered to each Purchaser certificates representing such shares of Series D Preferred Stock acquired hereunder, each registered in the name of such Purchaser or the name of its nominee(s).

                  (iii) The Amendment to the Certificate shall have been duly filed with the Secretary of State of Delaware. The Amendment to the Certificate shall be in full force and effect as of the Closing and shall not have been amended or modified.

                  (iv) The Series D Certificate shall have been duly filed with the Secretary of State of the State of Delaware. The Series D Certificate shall be in full force and effect as of the Closing and shall not have been amended or modified.

                  (v) [DELETED]

                  (vi) [DELETED]

                  (vii) The Company shall have obtained the approval of its stockholders in accordance with Applicable Law and Nasdaq rules and regulations necessary to consummate the transactions contemplated hereby.

                  (viii) The composition of the Board shall be in compliance with the terms of the Stockholders Agreement.

                  (ix) A Nasdaq listing application with respect to the Conversion Shares shall have been filed and become effective.

                  (x) The requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any foreign anti-competition, antitrust or pre-merger notification rules and regulations, if applicable, shall have been complied with.

                  (xi) The Company shall have received waivers from its senior management, optionholders and the other parties to the Material Instruments, in form and substance satisfactory to the Purchasers, of the change-in-control provisions contained in their respective employment agreements, option agreements and/or Material Instruments with respect to the transactions contemplated hereby.

            (h) Closing Papers. The Company shall have delivered to each of the Purchasers all of the following:

                  (i) a certificate signed by the President and Chief Executive Officer of the Company, dated as of the date of the Closing, stating that (A) the person signing such certificate has made or has caused to be made such investigations as are necessary to permit him to certify the accuracy of the information set forth therein, (B) such certificate does not misstate any material fact and does not omit to state any fact necessary to make the certificate not misleading, and (C) the other conditions specified in this
Section 7 have been satisfied;

                  (ii) copies (certified by the President, Secretary or Assistant Secretary of the Company or, if required under Applicable Law, the applicable Governmental Authority) of the resolutions duly adopted by the Board of Directors and Stockholders of the Company authorizing the adoption of the Series D Certificate and authorizing the execution, delivery and performance of this Agreement, the Other Agreements and all other agreements referred to in this Agreement as being executed at or prior to the Closing;

                  (iii) copies (certified by the Secretary or Assistant Secretary of the Company) of the Certificate of Incorporation and Bylaws (or equivalent documents) of the Company and, each of the Subsidiaries listed on
Schedule 7(h)(iii) hereto, in each case as amended through the date of the Closing; and

                  (iv) such other documents relating to the transactions contemplated by this Agreement as any Purchaser may reasonably request.

            (i) Absence of Material Adverse Effect. No event or series of events shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect.

            (j) Proceedings. All corporate and other proceedings of the Company taken or to be taken in connection with the transactions contemplated hereby and by the Other

Agreements to be consummated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser.

            (k) Legends. Each stock certificate issued by the Company to stockholders party to the Stockholder Agreement or Registration Rights Agreement on or prior to the date of the Closing shall have been stamped or otherwise imprinted with a legend in substantially the form provided in Section 5.12 of the Stockholders Agreement and Section 2 of the Registration Rights Agreement.

      8. Conditions to the Obligations of the Company. The obligations of the Company with respect to each Purchaser under this Agreement are subject to the fulfillment on or prior to the date of the Closing of the following conditions, any of which may be waived in writing, in whole or in part, by the Company:

            (a) Representations and Warranties. On the date of the Closing, each of the representations and warranties of such Purchaser set forth in this Agreement shall be true and correct in all respects on the date hereof and at and as of the date of the Closing with the same effect as though such representations and warranties had been made at and as of the date of the Closing.

            (b) Performance. Such Purchaser shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed by or complied with by it prior to the Closing.

            (c) Absence of Litigation. (i) The consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; (ii) no court or other Governmental Authority shall have determined that any Applicable Law makes illegal the consummation of the transactions contemplated hereby and no Action with respect to the application of any such Applicable Law to such effect shall be pending or threatened; and (iii) no Action shall be pending or shall have been threatened which seeks to impose liability upon any Company by reason of the consummation of the transactions contemplated by this Agreement.

            (d) The requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any foreign anti-competition, antitrust or pre-merger notification rules and regulations, if applicable, shall have been complied with.

      9. Survival. The representations and warranties of the Company set forth in Sections 4(a), 4(b), 4(c), 4(d), 4(e), 4(h), 4(j), 4(o), 4(q), 4(t), 4(u) and
4(y) shall survive the Closing indefinitely. All other representations and warranties of the Company contained herein shall expire at the second anniversary of the Closing. The representations and warranties of the Purchasers contained herein shall survive the Closing for a period of two years. All covenants and agreements contained herein shall survive the Closing indefinitely.

      10. Termination. This Agreement may be terminated:

            (a) by mutual written consent of all of the parties hereto; or

            (b) by any of the Purchasers (with respect to such Purchaser only) by written notice to the Company if any of the conditions to the Closing set forth in Section 7 shall not have been fulfilled by 5:00 p.m. New York time on the date which is 60 days from the date hereof, unless such failure shall be due to the failure of such Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

      11. Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 10, then this Agreement shall become void and have no effect, without any liability to any person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, consultants, agents, representatives, advisers, stockholders or Affiliates except for any liability resulting from such party's breach or default under this Agreement.

      12. Miscellaneous Provisions.

            (a) Acknowledgment. Each Purchaser acknowledges and agrees that it has, independently and without reliance upon any other Purchaser, made its own evaluation and decision to acquire the Series D Preferred Stock to be acquired by it pursuant to this Agreement. Each Purchaser further acknowledges that no other Purchaser has acted as an agent for such Purchaser or the Company in connection with the acquisition of the shares of Series D Preferred Stock hereunder and will not be acting as an agent for such Purchaser in connection with monitoring its investment hereunder.

            (b) Notices. All notices, requests, demands, approvals, consents, waivers or other communications required or permitted to be given hereunder (each, a "Notice") shall be in writing and shall be (a) personally delivered,
(b) transmitted by telecopy facsimile, provided that the original copy thereof also is sent by pre-paid, first class, registered or certified mail (return receipt requested) or by next-day or overnight mail (to any United States address), or by an internationally recognized express delivery service (to any foreign address), (c) sent by first class, registered or certified mail (return receipt requested) or by next-day or overnight mail (to any United States address), postage and charges prepaid, or (d) delivered by an internationally recognized express delivery service (to any foreign address), postage and charges prepaid:

                  (i) if to any Purchaser, at the address and numbers set forth at the end of this Agreement, marked for attention as therein indicated;

                  (ii) if to the Company, to:

                       IFX Corporation
                       15050 N.W. 79 Court
                       Suite 200
                       Miami Lakes, FL 33016
                       Attention:  Chief Executive Officer
                       Telephone Number: 305-512-1102
                       Telecopy Number: 305-574-7867

                       With a copy to:

                       Neal, Gerber & Eisenberg
                       Two North LaSalle Street
                       Chicago, Illinois 60602
                       Attention:  Scott J. Bakal, Esq.
                       Telephone Number:  312-269-8000
                       Telecopy Number:  312-269-1747

or, in each case, at such other address and numbers as may have been furnished in a Notice by such Person to the other parties. Any Notice shall be deemed effective or given upon receipt (or refusal of receipt).

            (c) Severability. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

            (d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof. Each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the State of New York and of the United States of America sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that the venue thereof may not be appropriate, that such suit, action or proceeding is improper or that this Agreement or any of the documents referred to in this Agreement may not be enforced in or by said courts, and each party hereto irrevocably agrees that all claims with respect to such suit, action or proceeding may be heard and determined in such a New York state or federal court. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party in the manner provided in
Section 12(b) and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

            (e) Publicity. Except as required by Applicable Law or the requirements of any securities exchange or market (in which case the nature of the announcement shall be described to the other parties (and the other parties shall be allowed reasonable time to comment) prior to dissemination to the public), no party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties.

            (f) Captions and Section Headings. Captions or section headings contained in this Agreement are inserted as a matter of convenience and for reference purposes only, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

            (g) Amendments and Waivers. Neither this Agreement nor any term hereof, may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the prior written consent of the Company and all the Purchasers; provided, however, that no such amendment or waiver shall extend to or affect any obligation not expressly waived or impair any right consequent therein.

            (h) Successors and Assigns. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns. This Agreement may not be assigned (by operation of law, contract or otherwise) by any party hereto; provided, however, that each Purchaser may assign or otherwise transfer its rights and obligations hereunder to: (i) any Person who acquires shares of Series D Preferred Stock from any Purchaser or any successor or assign of any Purchaser; or (ii) any successor-in-interest to substantially all of such Purchaser's or successor's or assign's business (whether by stock sale, asset sale or otherwise).

            (i) Expenses. The Company agrees to pay the reasonable fees and reimburse the reasonable out-of-pocket expenses, including legal and accounting fees and expenses, of UBS, upon receipt of the bill therefor, in connection with the transactions contemplated by this Agreement and the Other Agreements. The Company agrees to reimburse reasonable travel and lodging expenses of the Purchasers in connection with attendance of the Purchasers' representatives at meetings of the Board of Directors of the Company and other visits to the Company associated with exercising or fulfilling any of its rights or obligations under this Agreement or the Other Agreements.

            (j) Entire Agreement. This Agreement (including the attached Exhibits and Schedules) contains the entire agreement and understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof.

            (k) Exhibits. The Exhibits and Schedules attached to this Agreement hereby are incorporated into and made a part of this Agreement.

            (l) Further Assurances. Each party shall cooperate and take such actions as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

            (m) Condition to Effectiveness. This Agreement shall become effective only upon its execution and delivery by the Company and each Purchaser.

            (n) Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            (o) Attorneys' Fees. If any party initiates any legal action arising out of or in connection with this Agreement or any of the Other Agreements, the prevailing party in such legal action shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

            (p) Disclosure Generally. The Schedule of Exceptions shall be arranged in sections corresponding to the Sections contained in this Agreement, and the disclosures in any section of the Schedule of Exceptions shall qualify only (a) the corresponding section of this Agreement, and (b) other sections of
Section 4 to the extent it is clear (notwithstanding the absence of a specific cross-reference) from a reading of the exception that such exception is applicable to such other sections. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is material or has or would have a Material Adverse Effect, or is outside the ordinary course of business.

            (q) Covenant of Stockholders. At the Closing, (i) each of Shalom, Eidelstein and Casty will execute and deliver the Stockholders Agreement, and
(ii) and Casty will execute and deliver the Registration Rights Agreement. Each of such parties shall cause their Affiliates owning shares of Common Stock or Preferred Stock to also execute such agreements. Each of such parties also will enter into any necessary documents to consent to the transactions contemplated hereby.

            (r) Consent of UBS Capital. Pursuant to Section 4(b) of the Series A Certificate, Section 4(b) of the Series B Certificate, and Section 4(c) of the Series C Certificate, UBS Capital, as holder of one hundred percent (100%) of the outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, hereby (i) consents to the issuance of the Series D Preferred Stock, (ii) waives any anti-dilution adjustments arising from the issuance of the Series D Preferred Stock pursuant to the Agreement or the issuance of any Conversion Shares upon conversion of Series D Preferred Stock in accordance with the Series D Certificate and (iii) consents to the filing of the Amended Certificate of Incorporation.

      13. Definitions.

            (a) Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified below:

            "Action" has the meaning set forth in Section 4(g)(i).

            "Additional Shares" has the meaning set forth in Section 2(b).

            "Affiliate" of a specified Person means (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, or (ii) in the case of a natural Person, such Person's spouse, parent or lineal descendant (whether by blood or adoption and including stepchildren). "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

            "Agreement" shall mean this Agreement (including the Schedules and Exhibits hereto), as amended, supplemented or modified from time to time in accordance with the provisions hereof.

            "Amendment to the Certificate" means the Amendment to the Certificate of Incorporation of the Company in form and substance identical to Exhibit G attached hereto.

            "Applicable Law" shall mean, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, decree, award, injunction, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such Person or its subsidiaries or their respective assets.

            "Benefit Plan" shall mean any plan, agreement or arrangement, formal or informal, whether oral or written, whereby the Company or any Subsidiary provides any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any profit sharing, deferred compensation, stock option performance stock, pension, death benefit or other fringe benefit, employee stock purchase, bonus, severance, retirement, health or insurance plan.

            "Board" shall mean the Board of Directors of the Company.

            "Business" shall mean the business of the Company and each of its Subsidiaries.

            "Capital Stock Agreements" shall have the meaning set forth in
Section 4(c)(ii).

            "Casty" has the meaning set forth in the first paragraph hereof.

            "Closing" has the meaning set forth in Section 2.

            "Common Stock" has the meaning set in Section 4(c)(i).

            "Company" has the meaning set forth in the first paragraph hereof.

            "Consent" shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

            "Contracts" has the meaning set forth in Section 4(m)(i).

            "Contracts Schedule" has the meaning set forth in Section 4(m)(i).

            "Conversion Shares" has the meaning set forth in Section 4(c)(iii).

            "Convertible Securities" shall mean (i) any rights, options or warrants issued by the Company or any of its Subsidiaries to acquire Common Stock or any capital stock of the Company or any Subsidiary, including the shares of Series D Preferred Stock to be issued hereunder, (ii) any notes, debentures, shares of preferred stock or other securities, options, warrants or rights issued by the Company or any of its Subsidiaries, which are convertible or exercisable into, or exchangeable for, Common Stock or any capital stock of the Company or any Subsidiary and (iii) any contractual or other obligation (whether fixed, contingent or otherwise) to issue shares of capital stock or other securities of the Company or any Subsidiary in connection with the acquisition of any securities, business or enterprise (including any Internet Service Provider).

            "$" or "dollars" shall mean lawful money of the United States of America.

            "Eidelstein" has the meaning set forth in the first paragraph hereof.

            "Encumbrance" shall mean any lien, encumbrance, hypothecation, right of others, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitations on rights of ownership filed with any Governmental Authority, claim, charge, equities, mortgage, pledge, objection, title defect, title retention agreement, option, restrictive covenant, restriction on transfer, right of first refusal, right of first offer, statutory or contractual preemptive right or any comparable interest or right created by or arising under Applicable Law, of any nature whatsoever.

            "Environmental Law" means any United States federal, state, local or foreign law, statute, rule or regulation or the common law relating to the protection of human health or the environment, including, without limitation, CERCLA (as defined below), the United States federal Resource Conservation and Recovery Act of 1976 as amended (the "Recovery Act"), any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants, or chemicals; (v) the protection of wild life, marine life and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels, abandoned or discarded barrels, containers and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used herein, the terms "release" and "environment" has the meaning set forth in the United States federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

            "Fully Diluted Basis" shall mean, when used with respect to outstanding shares of Common Stock, all shares of Common Stock which would be outstanding after giving effect to the transactions contemplated by this Agreement and assuming the exercise, conversion or exchange of all Convertible Securities.

            "GAAP" shall mean United States generally accepted accounting principles consistently applied.

            "Governmental Approvals" shall mean any action, order, authorization, consent, approval, license, lease, waiver, franchise, concession, agreement, license, ruling, permit, tariff, rate, certification, exemption of, filing or registration by or with, or report or notice to, any Governmental Authority.

            "Governmental Authority" shall mean any nation or foreign or domestic government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

            "include", "includes", "included" and "including" shall be construed as if followed by the phrase "without being limited to".

            "Intellectual Property" shall mean any and all worldwide, international, U.S. and/or foreign, patents, all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, inventions (whether patentable or not), discoveries, improvements, concepts, innovations, industrial models, registered and unregistered copyrights, copyright registrations and applications, author's rights, works of authorship (including any text or artwork of any kind, and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), URLs, web sites, web pages and any part thereof, technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, proprietary processes, technology, engineering, discoveries, formulae, algorithms, operational procedures, trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

            "ITI" means International Technology Investments, LC, a Nevada limited liability company.

            "Material Adverse Effect" shall mean any event, circumstance, occurrence, fact, condition, change or effect that is materially adverse to (i) the Business, operations, results of operations, financial condition, prospects, properties, assets or liabilities of the Company and its

Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform fully its obligations hereunder and under the Other Agreements and to consummate the transactions contemplated hereby and thereby. For the purposes of this Agreement, a currency devaluation or foreign exchange restriction or other actions by any Governmental Authority limiting repatriation of capital or any other material change in the governmental or political climate of the countries in which the Company or its Subsidiaries carry out the Business shall be deemed to have a Material Adverse Effect.

            "Material Instruments" has the meaning set forth in Section 4(e).

            "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Recovery
Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

            "Notice" has the meaning set forth in Section 12(b).

            "Other Agreements" has the meaning set forth in Section 4(b)(i).

            "Per Share Price" has the meaning set forth in Section 2.

            "Person" or "person" shall mean any natural person, company, corporation, association, partnership, organization, business, firm, joint venture, trust, unincorporated organization or any other entity or organization, and shall include any Governmental Authority.

            "Preferred Stock" has the meaning set forth in Section 4(c)(i).

            "Proxy Statement" shall have the meaning set forth in Section
6(c)(i).

            "Qualified Public Offering" shall mean an underwritten public offering of shares of Common Stock for which the Company has obtained a firm commitment from one or more underwriter(s) for at least $60 million of Common Stock and in which the Company receives gross proceeds from the sale of Common Stock to the public of at least $45 million (before deduction of underwriter's discounts and commissions), and which values the equity of the Company at no less than $200 million pre-offering.

            "Registration Rights Agreement" means the Third Amended and Restated Registration Rights Agreement to be entered into among the Company and the stockholders of the Company, in form and substance identical to Exhibit F hereto.

            "Requisite Stockholders" means UBS, Casty, Shalom, ITI and Eidelstein and their respective Affiliates holding voting stock of the Company.

            "Schedule of Exceptions" has the meaning set forth in the first paragraph of Section 4.

            "Schedule of Purchasers" has the meaning set forth in the first paragraph hereof.

            "SEC" shall mean the U.S. Securities and Exchange Commission or any successor agency thereto.

            "SEC Reports" has the meaning set forth in Section 4(w).

            "Securities Act" has the meaning set forth in Section 4(i).

            "Series A Certificate" means the Amended Certificate of Designation, Numbers, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series A Preferred Stock in the form filed with the Secretary of State of the State of Delaware.

            "Series A Preferred Stock" has the meaning set forth in Section 4(c)(i).

            "Series B Certificate" means the Amended Certificate of Designation, Numbers, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series B Preferred Stock in the form filed with the Secretary of State of the State of Delaware.

            "Series B Preferred Stock" has the meaning set forth in Section 4(c)(i).

            "Series C Certificate" means the Amended Certificate of Designation, Numbers, Powers, Preferences and Relative, Participating, Optional and Other Rights of Series C Preferred Stock in the form filed with the Secretary of State of the State of Delaware.

            "Series C Preferred Stock" has the meaning set forth in Section 4(c)(i).

            "Series D Certificate" has the meaning set forth in Section 1(a).

            "Shalom" has the meaning set forth in the first paragraph hereof.

            "Shares" shall have the meaning set forth in Section 2.

            "Stock Option Plan" means, collectively, the IFX Corporation Directors Stock Option Plan, the 1998 IFX Corporation Stock Option and Incentive Plan and the IFX Corporation 2001 Stock Option Plan.

            "Stockholders Agreement" means the Fourth Amended and Restated Stockholders Agreement to be entered into among the Company and the stockholders of the Company, in form and substance identical to Exhibit E hereto.

            "Subsidiary" means any Person of which equity securities possessing a majority of (i) the ordinary voting power in electing the board of directors, or (ii) the outstanding capital stock or other equity interests, are, at the time as of which such determination is being made, owned by the Company either directly or indirectly through one or more Subsidiaries.

            "Taxes" shall mean any domestic or foreign taxes, charges, feed, levies or other assessments, including any income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, worker's compensation, payroll, health care, withholding, estimated or other taxes, charges, fees, levies or other assessments, and including any interest, penalties or additions relating thereto, imposed by any Governmental Authority or other taxing authority.

            "Transaction" has the meaning set forth in Section 6(d).

            "Tutopia Put Agreement" means the Amended and Restated Put Agreement to be entered into among the Company, UBS and the other parties named therein, in form and substance identical to Exhibit G hereto.

            "Tutopia Stockholders Agreement" means that certain Amended and Restated Stockholders Agreement dated August 31, 2000, by and among Tutopia.com, Inc., Latin Guide, Inc., UBS, LSC, LLC and the other holders of capital stock of Tutopia.com, Inc. named therein, as amended.

            "UBS" shall mean (i) UBS Capital Americas III, L.P., a Jersey, Channel Islands limited partnership, (ii) UBS Capital LLC, a Delaware limited liability company and (iii) any Affiliate of either of the foregoing entities, individually and collectively.

            (b) Other Definitional Provisions. The words "hereof", "herein", and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa. Whenever a representation or warranty made by a Person herein refers to the knowledge of such Person, such knowledge shall be deemed to consist of the actual knowledge of such Person or the knowledge which would have been present after reasonable due inquiry by such Person. A Person (other than an individual) will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, executive officer, member, partner, executor or trustee of such Person (or a Person acting in any similar capacity) has, or any time had, actual knowledge of such fact or other matter, or should have had knowledge thereof given such individual's office or capacity and given industry standards or given reasonable due inquiry by such individual.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                            IFX CORPORATION


                                            By: /s/ Joel Eidelstein
                                                --------------------------------
                                                Name: Joel Eidelstein
                                                Title: President

Agreed and Accepted only as to

Section 12(q) hereof:


/s/ Lee S. Casty
-------------------------------
Lee S. Casty


/s/ Michael Shalom
-------------------------------
Michael Shalom


/s/ Joel Eidelstein
-------------------------------
Joel Eidelstein

Purchaser:

      The undersigned hereby executes and delivers this Agreement as of the date first above written as one of the Purchasers referred to therein for the purpose of purchasing from the Company the applicable Shares at the Closing.

                                     UBS CAPITAL AMERICAS III, L.P.

                                     By:  UBS Capital Americas III, LLC


                                          By:  /s/ Mark Lama
                                               ---------------------------------
                                                Name: Mark Lama
                                                Title: Principal


                                          By:  /s/ Marc Unger
                                               ---------------------------------
                                                Name: Marc Unger
                                                Title: Chief Financial Officer

Address:        UBS Capital Americas III, L.P.
                c/o UBS Capital Americas III, LLC
                299 Park Avenue
                New York, NY  10171
                Attention:  Charles W. Moore
Telephone No.:  (212) 821-6330
Telecopy No.:   (212) 821-6333

With a copy
of Notices to:  Kaye Scholer LLP
                425 Park Avenue
                New York, New York 10022
                Attention:  Nancy Fuchs, Esq.
Telephone No.:  (212) 836-8565
Telecopy No.:   (212) 826-7246

Purchaser:

      The undersigned hereby executes and delivers this Agreement as of the date first above written as one of the Purchasers referred to therein for the purpose of purchasing from the Company the applicable Shares at the Closing.

                                               UBS CAPITAL LLC


                                               By: /s/ Mark Lama
                                                   -----------------------------
                                                   Name: Mark Lama
                                                   Title: Attorney-in-Fact


                                               By: /s/ Marc Unger
                                                   -----------------------------
                                                   Name: Marc Unger
                                                   Title: Attorney-in-Fact

Address:       UBS Capital LLC
               299 Park Avenue
               New York, NY  10171
               Attention:  Charles W. Moore
Telephone No.  (212) 821-6330
Telecopy No.:  (212) 821-6333

With a copy
of Notices to: Kaye Scholer LLP
               425 Park Avenue
               New York, New York 10022
               Attention:  Nancy Fuchs, Esq.
Telephone No.  (212) 836-8565
Telecopy No.:  (212) 826-7246

Purchaser:

      The undersigned hereby executes and delivers this Agreement as of the date first above written as one of the Purchasers referred to therein for the purpose of purchasing from the Company the applicable Shares at the Closing.

                                        INTERNATIONAL TECHNOLOGY INVESTMENTS, LC


                                        By:  /s/ Michael Shalom
                                             -----------------------------------
                                             Michael Shalom, Manager

Address:        ___________________________
                ___________________________
                ___________________________
                Attention:_________________
Telephone No.:  ___________________________
Telecopy No.:   ___________________________

With a copy
of Notices to:  Adorno & Zeder
                ___________________________
                ___________________________
                Attention:_________________
Telephone No.:  ___________________________
Telecopy No.:   ___________________________

Purchaser:

      The undersigned hereby executes and delivers this Agreement as of the date first above written as one of the Purchasers referred to therein for the purpose of purchasing from the Company the applicable Shares at the Closing.

                                              By: /s/ Jack Bursztyn
                                                  ------------------------------
                                                  Name: Jack Bursztyn

Address:        ___________________________
                ___________________________
                ___________________________
                ___________________________
Telephone No.:  ___________________________
Telecopy No.:   ___________________________
With a copy

                                    EXHIBIT A

                             SCHEDULE OF PURCHASERS

                                 IFX CORPORATION

                            SERIES D PREFERRED STOCK

------------------------------------------------------------------------------------------
                         NUMBER OF SHARES OF                        NUMBER OF SHARES TO BE
                         SERIES D PREFERRED      CASH PORTION OF     ASSIGNED AS PART OF
      PURCHASER         STOCK TO BE PURCHASED     PURCHASE PRICE        PURCHASE PRICE
      ---------         ---------------------     --------------        --------------
------------------------------------------------------------------------------------------
UBS Capital Americas          4,420,139           $3,166,666.80        712,500 shares of
III, L.P.                                                              Series C Preferred
                                                                       Stock
------------------------------------------------------------------------------------------
UBS Capital LLC                 232,639             $166,666.80        37,500 shares of
                                                                       Series C Preferred
                                                                       Stock
------------------------------------------------------------------------------------------
International                   843,808             $812,499.60        333,450 shares of
Technology                                                             Common Stock
Investment LC
------------------------------------------------------------------------------------------
LSC, LLC                        843,808             $812,499.60        333,450 shares of
                                                                       Common Stock
------------------------------------------------------------------------------------------
Jack Bursztyn                    43,272              $41,666.40        17,100 shares of
                                                                       Common Stock
------------------------------------------------------------------------------------------

                                    EXHIBIT B
                                     FORM OF
               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                                       OF
                            SERIES D PREFERRED STOCK
                                       OF
                                 IFX CORPORATION

See attachment hereto.

                                    EXHIBIT C

                             SCHEDULE OF EXCEPTIONS

See attachment hereto.

                                    EXHIBIT D

                       FORM OF OPINION OF COMPANY COUNSEL

See attachment hereto.

                                    EXHIBIT E

                       FORM OF FOURTH AMENDED AND RESTATED
                             STOCKHOLDERS AGREEMENT

See attachment hereto.

                                    EXHIBIT F

                       FORM OF THIRD AMENDED AND RESTATED
                          REGISTRATION RIGHTS AGREEMENT

See attachment hereto.

                                    EXHIBIT G

               FORM OF AMENDED AND RESTATED TUTOPIA PUT AGREEMENT

See attachment hereto.

                                    EXHIBIT H

                FORM OF AMENDMENT OF CERTIFICATE OF INCORPORATION


                                       H-1